EXHIBIT F


                       [SCHIFF HARDIN & WAITE LETTERHEAD]


                                October 31, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

          Re:  Columbia Energy Group, et al. - File No. 70-9371

Ladies and Gentlemen:

     We have acted as special counsel for Columbia Energy Group ("Columbia"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act"), and its non-utility subsidiary, Columbia Insurance Corporation, Ltd. (recently renamed "NiSource Insurance Corporation, Limited") ("CICL"), an insurance company organized under the laws of Bermuda, in connection with the preparation and filing of a post-effective amendment to the Application-Declaration on Form U-1 (the "Application") under the Act in the above-referenced proceeding. Columbia is a direct wholly-owned subsidiary of NiSource Inc. ("NiSource"), a Delaware corporation and a registered holding company. This opinion is being delivered at the request of Columbia and CICL in connection with the Application.

     In the Application, Columbia and CICL are seeking authority to expand the types of insurance coverages that CICL has previously been authorized to provide to its associate companies by orders of the Securities and Exchange Commission ("Commission") dated October 25, 1996 (in File No. 70-8905) and July 23, 1999 (in File No. 70-9371) (together, the "Prior Orders"). Specifically, CICL is requesting authority to underwrite, on a direct basis, certain types of coverages for its associate companies and to provide insurance coverage for certain third parties who are working on projects for any associate company under so-called "wrap up" programs.


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Securities and Exchange Commission
October 31, 2002
Page 2


     As such counsel, we have examined the Application, the Prior Orders, and original, certified, or conformed copies of all such corporate records, agreements, instruments and documents and have made such other investigations as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon the aforesaid instruments and documents.

     As to the opinion matters covered thereby, we are relying upon the legal opinions that have been filed previously by the Applicants with the Commission in File Nos. 70-8905 and 70-9371, specifically (1) the opinion letter dated October 18, 1996, filed as part of Amendment No. 1 in File No. 70-8905, and (2) the opinion letter dated July 26, 1999, filed as part of Amendment No. 2 in File No. 70-9371.

     The opinions expressed below with respect to the proposed transactions are subject to the following assumptions and conditions:

     (a) The proposed transactions shall have been duly authorized and approved, to the extent required by the governing documents and applicable state laws, by the boards of directors of the applicants.

     (b) The Commission shall have duly entered an appropriate order with respect to the proposed transactions as described in the Application granting and permitting the Application to become effective under the Act and the rules and regulations under the Act, and the proposed transactions shall have been consummated in accordance with the Application and that order.

     (c) The applicants shall have obtained all consents, waivers and releases, given all notices and made all filings, if any, required for the proposed transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.

     (d) No act or event other than as described in this letter shall have occurred subsequent to the date of this letter that would change the assumptions and conditions expressed above.

     (e) The consummation of the proposed transactions shall be conducted under our supervision and all legal matters incident thereto shall be satisfactory to us, including the receipt in satisfactory form of opinions of other counsel qualified to practice in jurisdictions in which we are not admitted to practice, as we may deem appropriate.


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Securities and Exchange Commission
October 31, 2002
Page 3


     Based on the foregoing, and subject to the limitations set forth below, we are of the opinion that:

     1. Upon consummation of the proposed transactions in accordance with the Application, all state laws applicable to the proposed transactions will have been complied with;

     2. Each of the applicants is validly organized and duly existing; and

     3. The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by NiSource or any associate company thereof.

     Except for paragraph 1 and the portion of paragraph 2 that relates to CICL, the law covered by the opinions expressed herein is limited to the laws of the State of Indiana, the Delaware General Corporation Law and the federal securities laws of the United States of America. To the extent that the opinion expressed in paragraph 1 is based upon the laws of other states, we will obtain and rely upon opinions of other counsel qualified to practice in jurisdictions in which we are not admitted to practice, in form satisfactory to us, as we may deem appropriate. As to the organization and existence of CICL, we have relied solely upon a certificate of compliance from the Bermuda Registrar of Companies.

     We consent to the filing of this opinion letter as Exhibit F to the Application. The opinions expressed in this letter are intended solely for the benefit of the Commission and may not be relied upon by any other person.

                                            Very truly yours,

                                            SCHIFF HARDIN & WAITE


                                            By:  /s/ Peter V. Fazio, Jr.
                                                 -------------------------------
                                                 Peter V. Fazio, Jr.